Exhibit 16.1
June 20, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Redwire Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission under Item 4.01 of Form 8-K , dated June 14, 2023. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Jacksonville, Florida